Exhibit 99.1

NEWS RELEASE

Contact:	Barry Sievert Senior Director, Investor Relations (214) 303-3437
Dean Foods Company Posts Strong Growth in the Third Quarter
Adjusted Diluted Earnings per Share Improve 100% to $0.28
DSD Dairy Operating Income Increases 21% over Year Ago Period
Company Announces New Joint Venture between WhiteWave and The Hero Group
DALLAS, November 4, 2008 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.24 per diluted share from continuing operations for the quarter ended September 30, 2008, compared with $0.05 per diluted share from continuing operations in the third quarter of 2007. Net income from continuing operations for the third quarter of 2008 totaled $37.8 million, compared with $6.5 million in the prior year’s third quarter.
On an adjusted basis (as defined below), diluted earnings per share were $0.28, a 100% increase over the $0.14 per adjusted diluted share in the prior year’s third quarter. Adjusted net income from continuing operations for the third quarter was $43.5 million, compared to adjusted net income from continuing operations of $18.7 million in the third quarter of 2007. The increases in adjusted net income and earnings per diluted share were driven by stronger results in the DSD Dairy segment, lower interest expense as a result of the reduction in total debt outstanding and a lower effective tax rate, offset by increased diluted shares outstanding.
“The third quarter results demonstrate the clear progress the business has made over the last year. Third quarter adjusted operating income for the DSD Dairy segment is 21% higher than the very difficult third quarter of last year while fluid milk volumes were over 3% higher this quarter than the third quarter of 2007,” commented Gregg Engles, Chairman and Chief Executive Officer. “At WhiteWave-Morningstar, sales continue to grow at a strong pace, while profitability was challenged in the quarter by increasing commodity costs at Morningstar and the continued effects of higher organic milk costs on WhiteWave’s Horizon Organic® brand. Overall, it was a very encouraging quarter and positions us well to finish out the year strong.”

Summary of Dean Foods Third Quarter 2008 Segment and Operating Results
(in millions, except EPS)

	Value	% Change from Q307
DSD Dairy:
Fluid Milk Volume	N/A	3.2%
Operating Income	$140.4	21%
WhiteWave-Morningstar:
Net Sales	$671.3	9%
Operating Income	$41.3	-4%
Consolidated Adjusted Operating Income:	$140.8	14%
Adjusted Diluted Earnings per Share:	$0.28	100%
DEAN FOODS CONSOLIDATED
Total net sales for the third quarter totaled $3.2 billion, 3% higher than total net sales in the third quarter of 2007. Net sales increased in the quarter due to strong acquisition-aided volume growth in the DSD Dairy segment that were partially offset by the pass-through of lower overall dairy commodity costs; and due to continued strong net sales growth at WhiteWave-Morningstar.
Consolidated operating income in the third quarter totaled $131.8 million, an increase of 28% from $103.3 million in the very challenging third quarter of 2007. Adjusted third quarter consolidated operating income totaled $140.8 million, an increase of 14% from $123.1 million in the third quarter of 2007.
DSD DAIRY
DSD Dairy net sales for the third quarter were $2.52 billion, a 1% increase from $2.50 billion in net sales for the third quarter of 2007. The sales increase in the quarter was due to higher sales volumes offset by the pass-through of lower overall dairy commodity costs. The third quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $18.97 per hundred-weight, 12% below the same period in 2007 but 7% higher than the second quarter of 2008.

DSD Dairy operating income in the third quarter was $140.4 million, 21% above the $116.5 million reported in the third quarter of 2007. DSD Dairy results benefitted from more favorable raw dairy commodity costs, increased proceeds from excess cream sales, and strong cost controls, offset by higher average energy and packaging costs.
WHITEWAVE — MORNINGSTAR
The WhiteWave-Morningstar segment reported third quarter net sales of $671.3 million, 9% higher than third quarter 2007 net sales of $618.2 million. The WhiteWave branded portfolio of products increased sales 13% over the prior year period to $378.7 million. Net sales of Morningstar’s private label and foodservice cultured and creamer products increased 4% over the third quarter of 2007 to $292.6 million behind continued strong growth in yogurt, ice cream mix and creamer sales.
Net sales of Horizon Organic milk increased nearly 20% over the year ago period due to higher realized pricing, continued expanded distribution and differentiated innovation. Silk® net sales increased in the low double digits, driven by continued distribution expansion and integrated marketing that featured both print and television advertising highlighting the heart health benefits of the Silk product line. Improved price realization drove International Delight® net sales growth in the high single digits. Land O’Lakes® creamers also grew net sales in the high single digits as a result of both higher volumes and commodity-related price increases.
Segment operating income in the third quarter for WhiteWave-Morningstar was $41.3 million, compared to $43.1 million in the third quarter of 2007. Segment operating margins were 6.2%, compared to 7.0% in the third quarter of 2007. Segment operating income in the quarter was adversely affected by increasing dairy commodity costs at Morningstar, which is primarily impacted by the CME butter price. CME butter prices averaged $1.62 per pound in the third quarter, a 13% increase over the same period last year, and 12% higher than the second quarter of 2008. Higher raw organic milk costs also continued to challenge the Horizon Organic brand in the WhiteWave portfolio, offsetting efficiency gains and improving profitability across the rest of the branded portfolio.
CORPORATE EXPENSE
Corporate and other expenses totaled $41.0 million, in line with the second quarter of 2008. This compares to $36.5 million in the third quarter of 2007. The increase in the quarter reflects the continued balancing of tight cost controls with strategic investments behind building capabilities to support the Company’s long-term strategic initiatives. Through the first three quarters of 2008, corporate expense is 5% higher than the comparable period in 2007.

CASH FLOW
Net cash provided by continuing operations for the nine months ended September 30, 2008 totaled $459 million, compared to $221 million for the first nine months of 2007. The increase in net cash provided by continuing operations is due primarily to higher operating results, decreased working capital requirements, and lower interest expense.
Free cash flow provided by operations in the nine months ended September 30, 2008 totaled $288 million, a $233 million increase over the $55 million in the first nine months of 2007. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided below.
Capital expenditures for the first nine months of 2008 totaled $171 million, compared to $165 million for the first three quarters of 2007.
Through September 30, 2008, debt outstanding has decreased by $637 million since December 31, 2007. Total debt at September 30, 2008, net of $25 million in cash on hand, was approximately $4.6 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, declined to 5.35x as of the end of the third quarter.
NEW JOINT VENTURE ANNOUNCED
In a separate press release issued today, the Company’s WhiteWave division announced that it has formed a new strategic joint venture with The Hero Group, producer of international fruit and infant nutrition brands Hero and Beech-Nut. The collaboration will introduce new innovative chilled-fruit products to North America. The 50/50 joint venture, called Hero-WhiteWave, is based in Broomfield, Colorado. The partnership brings together Hero’s expertise in fruit, innovation and process engineering, with WhiteWave’s deep understanding of the American consumer and the manufacturing network and go-to-market system of Dean Foods.
Hero-WhiteWave brings together the natural and organic brand leadership of Dean Foods’ WhiteWave division with Hero’s history and strength as the global number one jam producer and leader in chilled fruit-based and infant nutrition products. Together, they will introduce American consumers to new innovative chilled fruit products that have made Hero a leader in its markets in Europe.
The joint venture’s first product, Fruit2Day, is expected to launch by mid-2009. Dean Foods expects the initial production ramp-up costs and marketing expenses to decrease 2009 adjusted diluted earnings per share by approximately six cents.

FORWARD OUTLOOK
“We feel very good about our performance in the third quarter and our continued momentum as we finish out the year,” said Jack Callahan, Dean Foods Chief Financial Officer. “The DSD Dairy segment’s results continued to improve as we moved through the quarter and commodity costs eased. We enter the fourth quarter with favorable commodity and business trends, even as we deal with an increase in competitive behavior in the market.
At WhiteWave-Morningstar, top-line growth continues to be strong with all of the key brands posting solid growth and Morningstar continuing to have particular success in its yogurt, half and half and ice cream mix business. With pricing coming better into line with commodity costs at Morningstar, we expect WhiteWave-Morningstar to return to profit growth in the fourth quarter.
All told, we expect to finish out the year very much on track, and continue to expect to deliver on our original guidance for adjusted diluted earnings per share of at least $1.20.”
“We look forward to successfully closing out 2008 very much on track,” continued Mr. Engles. “Looking ahead to next year, we expect both of our operating segments to make a strong contribution toward our overall growth. As you consider 2009, however, there are a few key factors I would like you to keep in mind. First, our investment in plant start up and initial marketing to support the launch of the Fruit2Day platform will be approximately six cents dilutive to earnings. Second, a portion of our growth will be reinvested in selective investments in areas like supply chain, R&D, and distribution technology that support long-term cost savings programs. Third, competitive pressures have clearly increased in certain geographies as volumes shift across the industry. Fourth, given the recent turmoil in the markets, we expect incremental pension expense to be approximately three cents dilutive to 2009 earnings per share. Additionally, keep in mind we are operating against a backdrop of a very tough economy and consumers that are under stress.
Despite these challenges, the momentum in the business, combined with our ongoing efforts to drive out costs, give us confidence that we will be able to deliver earnings per share growth in the mid-teens for 2009.”

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
Net sales for the nine months ended September 30, 2008 totaled $9.4 billion, an increase of 9% from net sales for the same period of last year, due to the pass-through of higher average dairy commodity costs, stronger volumes in DSD Dairy and increased sales at WhiteWave-Morningstar. Net income from continuing operations for the first nine months of 2008 totaled $117.5 million, compared with $97.9 million in the first three quarters of the previous year. Diluted earnings per share from continuing operations for the nine months ended September 30, 2008 totaled $0.77, compared to $0.71 for the first nine months of 2007.
On an adjusted basis (as defined below), net income from continuing operations for the nine months totaled $128.0 million, compared to $127.4 million in the same period of 2007. Adjusted diluted earnings per share from continuing operations for the first nine months of 2008 totaled $0.84 compared to $0.93 in the first three quarters of 2007.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three and nine month periods ended September 30, 2008 and 2007 calculated according to GAAP and on an adjusted basis is attached.

For the quarter ended September 30, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
  - a $9.0 million charge ($5.7 million net of income tax) related to facility closings and reorganization costs.
For the quarter ended September 30, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges, and other nonrecurring charges:
  - a $19.8 million charge ($11.8 million net of income tax) related to the realignment of DSD Dairy’s finance and accounting organization, DSD Dairy’s management realignment, workforce reduction activities in DSD Dairy’s operations, and facility closings, as well the sale of our tofu business; and
  - a $0.7 million charge ($0.4 million net of income tax) related to non-recurring special dividend costs.
For the nine months ended September 30, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
  - a $16.4 million charge ($10.1 million net of income tax) related to facility closings and reorganization costs; and
  - a $0.6 million charge ($0.4 million net of income tax) related to non-recurring special dividend costs.
For the nine months ended September 30, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
  - a $29.4 million charge ($17.8 million net of income tax) related to the realignment of DSD Dairy’s finance and accounting organization, DSD Dairy’s management realignment, workforce reduction activities in DSD Dairy’s operations, and facility closings, as well the sale of our tofu business; and
  - a $19.2 million charge ($11.7 million net of income tax) related to non-recurring special dividend costs, and the write-off of finance costs resulting from the completion of our senior credit facility.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. There will be a slide presentation along with the webcast.
ABOUT DEAN FOODS
Dean Foods is one of the leading food and beverage companies in the United States. The Company’s DSD Dairy segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave-Morningstar segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, LAND O’LAKES® creamers and other fluid dairy products. Our WhiteWave-Morningstar segment’s Rachel’s Organic® dairy products brand is the third largest organic yogurt brand in the United Kingdom. Additionally, our WhiteWave-Morningstar segment markets and sells private label cultured and extended shelf life dairy products through our Morningstar platform.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3437
A separate press release “WHITEWAVE FOODS AND HERO GROUP PARTNER IN NORTH AMERICA” is also being issued today by Dean Foods’ WhiteWave Foods division.
(Tables to follow)
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DEAN FOODS COMPANY
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$3,194,669	$3,116,796	$9,374,188	$8,590,190
Cost of sales	2,462,949	2,457,473	7,214,574	6,555,543

Gross profit	731,720	659,323	2,159,614	2,034,647

Operating costs and expenses	590,946	536,201	1,718,148	1,594,160
Facility closings, reorganizations and other costs	8,960	19,816	16,370	29,391

Operating income	131,814	103,306	425,096	411,096

Interest expense	74,709	89,657	235,026	244,384
Other (income) expense	(242)	612	515	5,458

Income from continuing operations before income taxes	57,347	13,037	189,555	161,254

Income taxes	19,544	6,520	72,095	63,357

Income from continuing operations	37,803	6,517	117,460	97,897
Income (loss) from discontinued operations, net of tax	(51)	(35)	(51)	821

Net income	$37,752	$6,482	$117,409	$98,718

Basic earnings per share:
Income from continuing operations	$0.25	$0.05	$0.80	$0.75
Income (loss) from discontinued operations	—	—	—	0.01

Net income	$0.25	$0.05	$0.80	$0.76

Basic average common shares	153,137	130,671	147,688	129,866

Diluted earnings per share:
Income from continuing operations	$0.24	$0.05	$0.77	$0.71
Income (loss) from discontinued operations	—	—	—	0.01

Net income	$0.24	$0.05	$0.77	$0.72

Diluted average common shares	157,286	137,669	152,435	137,068

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$24,720	$32,555
Other current assets	1,500,812	1,499,429

Total current assets	1,525,532	1,531,984
Property, plant and equipment, net	1,821,800	1,798,378
Intangibles and other assets	3,728,535	3,702,994

Total Assets	$7,075,867	$7,033,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,034,801	$907,270
Total long-term debt, including current portion	4,635,427	5,272,351
Other long-term liabilities	786,845	802,468
Total stockholders’ equity	618,794	51,267

Total Liabilities and Stockholders’ Equity	$7,075,867	$7,033,356

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine months ended September 30,
	2008	2007
Operating Activities
Net cash provided by continuing operations	$458,723	$220,689
Net cash used in discontinued operations	(463)	—

Net cash provided by operating activities	$458,260	$220,689

Investing Activities
Additions to property, plant and equipment	(171,008)	(165,192)
Cash outflows for acquisitions and investments, net of cash received	(75,200)	(131,689)
Net proceeds from divestitures	—	12,169
Proceeds from sale of fixed assets	7,121	11,831

Net cash used in investing activities	(239,087)	(272,881)

Financing Activities
Proceeds from the issuance of debt	—	1,912,500
Repayment of debt	(27,741)	(327,804)
Net proceeds from (payments for) revolver and receivables-backed facility	(625,378)	413,100
Payments of financing costs	—	(31,281)
Issuance of common stock, net	418,746	27,752
Payment of special cash dividend	—	(1,942,738)
Tax savings on share-based compensation	7,365	14,529

Net cash provided (used) by financing activities	(227,008)	66,058

Increase (decrease) in cash and cash equivalents	(7,835)	13,866
Beginning cash balance	32,555	31,140

Ending cash balance	$24,720	$45,006

DEAN FOODS COMPANY
Segment Information
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales:
DSD Dairy	$2,523,357	$2,498,634	$7,432,072	$6,851,486
WhiteWave-Morningstar	671,312	618,162	1,942,116	1,738,704

Total	$3,194,669	$3,116,796	$9,374,188	$8,590,190

Segment operating income (loss):
DSD Dairy	$140,444	$116,543	$425,606	$411,347
WhiteWave-Morningstar	41,321	43,062	136,012	144,064
Corporate / Other	(40,991)	(36,483)	(120,152)	(114,924)

Subtotal	140,774	123,122	441,466	440,487
Facility closings, reorganizations and other costs	(8,960)	(19,816)	(16,370)	(29,391)

Total operating income	$131,814	$103,306	$425,096	$411,096

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Reconciliation of GAAP to adjusted operating income from continuing operations

GAAP operating income from continuing operations	$131,814	$103,306	$425,096	$411,096

Adjustment:
Facility closings, reorganizations and other costs	8,960	19,816	16,370	29,391

Adjusted operating income from continuing operations	$140,774	$123,122	$441,466	$440,487

Reconciliation of GAAP to adjusted net income from continuing operations

GAAP net income from continuing operations	$37,803	$6,517	$117,460	$97,897

Adjustments, net of tax:
Facility closings, reorganizations and other costs	5,689	11,814	10,144	17,844
Debt refinancing and special dividend costs	—	409	354	11,653

Adjusted net income from continuing operations	$43,492	$18,740	$127,958	$127,394

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share from continuing operations	$0.24	$0.05	$0.77	$0.71

Adjustments, net of tax
Facility closings, reorganizations and other costs	0.04	0.09	0.07	0.13
Debt refinancing and special dividend costs	—	—	—	0.09

Adjusted diluted earnings per share from continuing operations	$0.28	$0.14	$0.84	$0.93

Computation of Free Cash Flow provided by operations

Net cash provided by continuing operations	$143,419	$50,206	$458,723	$220,689

Additions to property, plant and equipment	(65,246)	(62,100)	(171,008)	(165,192)

Free cash flow provided by operations	$78,173	$(11,894)	$287,715	$55,497